Exhibit 10.5

Dated 5 March 2013

CARFIN FINANCE INTERNATIONAL LIMITED

as Lender

AVIS BUDGET ITALIA S.p.A. FLEET CO. S.A.p.A.

as Borrower

DEUTSCHE TRUSTEE COMPANY LIMITED

as Issuer Security Trustee

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as FleetCo Security Agent and Transaction Agent

DEUTSCHE BANK AG, LONDON BRANCH

as Issuer Cash Manager

and

AVIS FINANCE COMPANY LIMITED

as Finco

FLEETCO ITALIAN FACILITY AGREEMENT

Ref:L-207969

Studio Legale Associato in association with Linklaters LLP

i

Table of Contents

Clause		Page

1	Definitions and Interpretation	1

2	The FleetCo Advances	2

3	Availability of the FleetCo Advances	6

4	Interest	9

5	Priority of Payments	10

6	Prepayment and Repayments	10

7	Tax Gross-up	12

8	Tax	12

9	Acceleration	13

10	Costs and Expenses	13

11	Borrower’s Indemnities	14

12	Currency of Account and Payment	16

13	Payments	16

14	Specific representations and undertakings in relation to the Specific Transaction	17

15	Assignments	19

16	Calculations and Evidence of Debt	21

17	Role of Issuer Security Trustee and FleetCo Security Agent	22

18	FleetCo Security Agent	22

19	Miscellaneous	23

20	Governing Law and Jurisdiction	25

Schedule 1 – Checklist in respect of article 2447-decies, second paragraph, of the Italian Civil Code		26

Schedule 2 - Business Plan		29

ii

Schedule 3 – List of Vehicles	30

Schedule 4 – Form of FleetCo Advance Drawdown Notice	31

Schedule 5 – Form of Transaction Documents	33

Schedule 6 – Form of Transfer Documents	41

iii

This FleetCo Italian Facility Agreement (the “Agreement”) is made on 5 March 2013, in London between:

(1)	CARFIN FINANCE INTERNATIONAL LIMITED, a private limited company incorporated under the laws of Ireland with registered number 463656 and having its registered office at 1 Grant’s Row, Lower Mount Street, Dublin 2, Ireland in its capacity as lender (the “Lender”);

(2)	AVIS BUDGET ITALIA S.p.A. FLEET CO. S.A.p.A., (formerly, Avis Autonoleggio S.p.A. Fleet Co. S.A.p.A.), a partnership limited by shares (società in accomandita per azioni) incorporated in the Republic of Italy with registered office at Via Galileo Galilei 1, 39100, Bolzano, Italy, fiscal code, VAT code and companies’ register of Bolzano number 097550851009, as borrower (the “Borrower”);

(3)	DEUTSCHE TRUSTEE COMPANY LIMITED, a company incorporated under the laws of England, registered under number 02123807 and with its offices at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom, in its capacity as Issuer security trustee for and on behalf of the Issuer Secured Creditors (the “Issuer Security Trustee”);

(4)	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a société anonyme organised and existing under the laws of France, whose registered office is 9, quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France, registered with the trade registry of Nanterre under number 304 187 701 RCS Nanterre, in its capacities as (a) FleetCo Security Agent for and on behalf of the FleetCo Secured Creditors (the “FleetCo Security Agent”) and (b) transaction agent under the Transaction Documents (the “Transaction Agent”);

(5)	DEUTSCHE BANK AG, LONDON BRANCH, at its office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom, in its capacity as Issuer cash manager (the “Issuer Cash Manager”); and

(6)	AVIS FINANCE COMPANY LIMITED, a company incorporated under the laws of England whose registered office is at Avis House, Park Road, Bracknell, Berkshire RG12 2EW, registered under number 02123807 (“Finco”), each of the above a “Party” and together the “Parties” to this Agreement.

It is agreed as follows:

1	Definitions and Interpretation

1.1	Definitions

Unless otherwise defined in this Agreement or the context requires otherwise, capitalised words and expressions used in this Agreement have the meanings ascribed to them in the Master Definitions Agreement dated on or about the date hereof, and entered into by, amongst others, the Issuer, the Issuer Security Trustee and the Transaction Agent (the “Master Definitions Agreement”) (as the same may be amended, varied or supplemented from time to time). Words used in this Agreement and defined in the Master Definitions Agreement shall be governed by and construed in accordance with Italian law when used in this Agreement regardless of the law governing the Master Definitions Agreement.

1.2	Construction

The provisions of clause 2 (Principles of Interpretation and Construction) of the Master Definitions Agreement shall apply herein as if set out in full herein and as if references therein to “this Agreement” were to this Agreement provided however that, for these purposes, clause 2 (Principles of Interpretation and Construction) of the Master Definitions Agreement shall be governed by and construed in accordance with Italian law.

1.3	Inconsistencies with other Transaction Documents

If there is any inconsistency between the definitions given in this Agreement and those given in the Master Definitions Agreement or any other Transaction Document, the definitions set out in this Agreement will prevail.

Should any doubt arise as to the law governing a specific provision of this Agreement, the Parties agree that any such conflict of laws should be resolved so as to ensure the validity of the dedicated financing pursuant to article 2447-decies of the Italian Civil Code purported to be established by this Agreement.

1.4	FleetCo Deeds of Charge and Issuer Deed of Charge

Each Party acknowledges the arrangements which have been entered into pursuant to the terms of the Issuer Deed of Charge and the FleetCo Deeds of Charge and agrees that:

1.4.1	all actions to be taken, discretions to be exercised and other rights vested in the Issuer Secured Creditors under the terms of the Issuer Transaction Documents will only be exercisable as provided in or permitted by the Framework Agreement, the Issuer Deed of Charge and the Issuer Intercreditor Terms;

1.4.2	all actions to be taken, discretions to be exercised and other rights vested in the FleetCo Secured Creditors (including the Lender) under the terms of the FleetCo Transaction Documents will only be exercisable as provided in or permitted by the Framework Agreement and the relevant FleetCo Deed of Charge;

1.4.3	no Issuer Secured Creditor or FleetCo Secured Creditor will be obliged to monitor or enquire whether any of the other Issuer Secured Creditors or other FleetCo Secured Creditors is complying with or has complied with the terms of the Framework Agreement, the Issuer Deed of Charge, the Issuer Intercreditor Terms or any relevant FleetCo Deed of Charge (as applicable); and

1.4.4	any Issuer Transaction Documents or FleetCo Transaction Documents (as applicable) entered into by it will be subject to the terms of the Framework Agreement, the Issuer Deed of Charge, the Issuer Intercreditor Terms and the relevant FleetCo Deed of Charge (as applicable).

2	The FleetCo Advances

2.1	The FleetCo Advances

Subject to the terms of this Agreement, the Lender shall make available to the Borrower the FleetCo Advances in the form of a dedicated financing pursuant to article 2447-decies of the Italian Civil Code in a maximum aggregate amount of the Country Asset Value of the Borrower in Italy, provided that the total aggregate amount of FleetCo Advances made available by the Lender shall not exceed EUR 500,000,000 at any one time.

2.2	Ranking

Each FleetCo Advance borrowed by the Borrower shall rank pari passu with all other FleetCo Advances.

2.3	The Specific Transaction

2.3.1	The Lender and the Borrower acknowledge and agree that the purposes of this Agreement and of each FleetCo Advance is to finance the Specific Transaction (“specifico affare”) of the Borrower on the assumption that the financing of the Specific Transaction hereunder qualifies as a dedicated financing in accordance with, and for the purposes of, article 2447-decies of the Italian Civil Code. In this Agreement, “Specific Transaction” (“specifico affare”) means, for the purposes of and within the meaning of article 2447-decies of the Italian Civil Code, the business conducted or to be conducted by the Borrower consisting in the purchase of Vehicles from a Vehicle Manufacturer or Vehicle Dealer by the Borrower in Italy and the resale of such Vehicles in accordance with the Transaction Documents.

2.3.2	Notwithstanding anything contained in this Agreement, the Lender acting in good faith may, by notice to the Borrower and the other Parties, terminate this Agreement in accordance with article 1353 of the Italian Civil Code at any time if, by reason of a change in law or the interpretation of article 2447-decies of the Italian Civil Code given by a court precedent or a regulatory authority, in the reasonable opinion of the Lender and the FleetCo Security Agent which shall be supported by a legal opinion addressed to the Lender and the Borrower (in form and substance satisfactory to the Lender (acting through the FleetCo Security Agent)) from a firm of lawyers of international repute opining on the relevant change in law or interpretation thereof, (a) any of the FleetCo Advances at any time disbursed under this Agreement fails to qualify as a dedicated financing in accordance with, and for the purposes of, article 2447-decies of the Italian Civil Code, (b) the Income and Revenues from time to time held by the Lender are not ring-fenced for the purposes, and within the meaning, of article 2447-decies of the Italian Civil Code or (c) the Vehicles (I) owned by the Borrower as at the Initial Funding Date and (II) from time to time purchased by the Borrower in the context of the Specific Transaction do not constitute, up to the resale thereof, “beni strumentali” for the purposes of article 2447-decies of the Italian Civil Code, provided however that no such termination shall occur if any of such events has been cured or actions have been taken to the satisfaction of the Lender and the FleetCo Security Agent. By way of example, the Lender and the FleetCo Security Agent will consider in the specific circumstances whether the creation of the Security Interest over the Vehicles shall constitute a satisfactory cure of any of such events.

2.3.3	Schedule 1 (Checklist in respect of article 2447-decies, second paragraph, of the Italian Civil Code) contains a summary of the provisions set out in this Agreement and the other Transaction Documents which are relevant for the purposes of article 2447-decies, second paragraph, of the Italian Civil Code.

2.3.4	For the purposes of article 2447-decies of the Italian Civil Code, the Lender and the Borrower acknowledge and accept that:

(i)	the business plan of the Specific Transaction is hereby attached as Schedule 2 (Business Plan) (the “Business Plan”);

(ii)	the most recent available list of Vehicles owned by the Borrower which are necessary to carry out the Specific Transaction is hereby attached as Schedule 3 (List of Vehicles);

(iii)	the list of monitoring mechanisms put in place to control the implementation of the Specific Transaction is described in Clause 2.6 (Monitoring) and Schedule 1 (Checklist in respect of article 2447-decies, second paragraph, of the Italian Civil Code); and

(iv)	as security for the discharge of the FleetCo Secured Liabilities arising from this Agreement, the Borrower will create Security Interests pursuant to the FleetCo Italian Security Documents.

2.3.5	The Borrower acknowledges and agrees that the Vehicles (i) owned by the Borrower as at the Initial Funding Date and (ii) from time to time purchased by the Borrower in the context of the Specific Transaction will constitute, up to the resale thereof, “beni strumentali” for the purposes of article 2447-decies of the Italian Civil Code.

2.4	Application of funds

2.4.1	Without prejudice to Clause 2.1 (The FleetCo Advances) above and the financing of the Specific Transaction qualifying as a dedicated financing in accordance with, and for the purposes of, article 2447-decies of the Italian Civil Code, the Borrower shall apply all amounts raised by it under the FleetCo Advances for the following purposes:

(i)	to refinance the indebtedness incurred under and in accordance with the terms of the Interim Fleet Financing Facility Agreement originally dated 20 October 2011, as amended and/or restated from time to time; and

(ii)	to finance the purchase of Vehicles from Vehicle Manufacturers and Vehicle Dealers by the Borrower in Italy.

2.4.2	The Lender shall not be obliged to concern itself with any such application.

2.5	Ring-fencing of Income and Revenues deriving from the Specific Transaction

2.5.1	Without prejudice to Clause 2.5.3 below, the Parties acknowledge and agree that the principal source of funds available to the Borrower for the payment of amounts due under this Agreement will consist of:

(i)	the sale proceeds received from Vehicle Manufacturers and/or Vehicle Dealers (in the case of Programme Vehicles) as well as Vehicle Dealers and other third parties (in the case of Non-Programme Vehicles) in relation to the Vehicles from time to time sold by the Borrower; and

(ii)	any interest or other remuneration earned from time to time by the Borrower as a result of any investment made by it (or on its behalf) by utilising the amounts set out in paragraph (i) above

(the “Income and Revenues”).

2.5.2	The Parties acknowledge and agree that the Income and Revenues will be segregated from all other assets of the Borrower by operation of article 2447-decies of the Italian Civil Code and, pursuant to the Transaction Documents, they will be available, and shall be used exclusively, both before and after a winding-up of the Borrower, to satisfy:

(i)	all monetary obligations (obbligazioni pecuniarie) of the Borrower under this Agreement from time to time, including in respect of:

(a)	the repayment or prepayment (in whole or in part) of the principal amount of any FleetCo Advance;

(b)	the payment of interest (including, without limitation, default interest) accrued on any FleetCo Advance or any other amount outstanding under this Agreement; and

(c)	any indemnity set out in this Agreement (including, without limitation, any indemnity in respect of taxes, costs and expenses, break costs and increased costs) and any indemnification obligation in connection with the breach of any provision of this Agreement;

(ii)	the monetary obligations (obbligazioni pecuniarie) of the Borrower resulting from the invalidity, ineffectiveness or unenforceability of any of the obligations referred to in item (i) above, including, without limitation, the obligations to pay any amount pursuant to article 2033 or 2041 of the Italian Civil Code or any analogous provisions under any other applicable law; and

(iii)	the monetary obligations (obbligazioni pecuniarie) of the Borrower resulting from claw-back (revoca) or ineffectiveness (inefficacia), pursuant to any applicable law, of any payment made by the Borrower or any other person to discharge, in full or in part, any of the obligations referred to in item (i) or (ii) above.

2.5.3	The Parties acknowledge and agree that:

(i)	the Income and Revenues shall be used exclusively in or towards payment of interest and/or repayment of principal due in respect of this Agreement in accordance with items (h) and (i) of the Italian FleetCo Pre-Enforcement Priority of Payments and items (g) and (h) of the Italian FleetCo Post-Enforcement Priority of Payments;

(ii)	the Lender’s claims and actions hereunder against the Borrower are limited to the FleetCo Available Funds of the Borrower and, accordingly the Borrower’s obligations hereunder are not limited recourse to the Income and Revenues which are ring-fenced by operation of article 2447-decies of the Italian Civil Code. Nothing in this Agreement, however, will prevent the Lender from proving for the full amount owed to it by the Borrower under this Agreement in the liquidation of the Borrower.

2.6	Monitoring

2.6.1	Before or after the occurrence of any Event of Default, the Lender (acting through the FleetCo Security Agent) may direct the Borrower:

(i)	in its capacity as beneficiary of the Services under the Italian Servicing Agreement, to terminate such agreement and/or to replace the Italian Servicer in relation to any or all Service(s) thereunder in accordance with the terms and subject to the conditions of the Italian Servicing Agreement;

(ii)	in its capacity as Lessor under the Italian Master Lease Agreement or beneficiary of the Services under the Italian Servicing Agreement, to take any step and/or exercise any right it is entitled to take or exercise, for the sole purpose of monitoring or controlling any of its rights under the Italian Master Lease Agreement and/or Italian Servicing Agreement and receiving any information, or control any fact or information which may be requested or controlled, including without limitation:

(a)	any of its rights set out in clauses 4, 6, 8, 13, 14, 16, 17 and schedule 1 of the Italian Servicing Agreement;

(b)	any of its rights set out in clauses 3.2.3, 4.2.4, 5, 7.1.2, 9, 16.1, 22, 23, 26.1, 27, 29.2, 29.3, 30, 36 and 42 of the Italian Master Lease Agreement; and/or

(c)	any of its rights to notify any of the Vehicle Manufacturer Event of Default, Potential Master Lease Termination Event or Master Lease Termination Event.

The Borrower (also through the Italian Servicer) shall immediately comply with any such direction or instruction subject to the terms of the applicable Transaction Documents.

The Borrower hereby undertakes to provide (also through the Italian Servicer) the Lender and the Transaction Agent with any information, notice and/or documents relating to the Specific Transaction and received and/or given under the FleetCo Transaction Documents to which it is a party.

3	Availability of the FleetCo Advances

3.1	Availability of FleetCo Advances

Subject to Clause 3.3 (Initial Conditions Precedent) or 3.4 (Further Conditions Precedent) (as applicable) and the delivery of a FleetCo Advance Drawdown Notice in accordance with Clause 3.2 (FleetCo Advance Drawdown Notice) below, the Lender shall make a FleetCo Advance to the Borrower on each FleetCo Advance Drawdown Date (a) during the Revolving Period and (b) following the end of the Revolving Period but only to fund the purchase of Vehicles (including any applicable VAT) where the Borrower is contractually bound on the Rapid Amortisation Commencement Date or the Scheduled Amortisation Commencement Date (as the case may be) to make the payment.

3.2	FleetCo Advance Drawdown Notice

3.2.1	The Borrower (or the Italian Servicer on its behalf) shall sign and deliver (or procure delivery of) to the Lender (copied to the Transaction Agent, the Issuer Security Trustee, the Central Servicer, the FleetCo Security Agent and the Issuer Cash Manager) a duly completed FleetCo Advance Drawdown Notice in respect of each request for a FleetCo Advance by 1.00 p.m. CET on the Business Day which is at least four (4) Business Days prior to the proposed FleetCo Advance Drawdown Date.

The Borrower (or the Italian Servicer on its behalf) shall also deliver (or procure delivery of) to the Lender (copied to the Transaction Agent, the Issuer Security Trustee, the Central Servicer, the FleetCo Security Agent and the Issuer Cash Manager) by 1.00 p.m. CET on the Business Day which is at least four (4) Business Days prior to the proposed FleetCo Advance Drawdown Date:

(i)	a certificate (certificato di vigenza) issued by the competent companies’ register in respect of Italian FleetCo dated no earlier than seven Business Days prior to the proposed FleetCo Advance Drawdown Date;

(ii)	with respect to the proposed FleetCo Advance Drawdown Date which is the Initial Funding Date:

(a)	the most recent available list of Vehicles owned by the Borrower;

(b)	evidence that a copy of this Agreement has been deposited for registration purposes at the relevant companies’ register in accordance with article 2447-decies, third paragraph, letter (a), of the Italian Civil Code; and

(c)	confirmation that an appropriate collection and accounting system has been put in place in order to identify and segregate the Income and Revenues generated by the Specific Transaction in accordance with article 2447-decies, third paragraph, letter (b), of the Italian Civil Code.

3.2.2	Contents of FleetCo Advance Drawdown Notice: Each notice shall be substantially in the form set out in Schedule 4 (Form of FleetCo Advance Drawdown Notice) and shall specify (as relevant):

(i)	the relevant FleetCo Advance Drawdown Date;

(ii)	the proposed FleetCo Advance Repayment Dates provided that:

(a)	only one FleetCo Advance Repayment Date may be specified for each individual FleetCo Advance and the latest date that such proposed FleetCo Advance Repayment Date must fall on is 35 (thirty five) days falling after the drawdown of such FleetCo Advance;

(b)	there may be no more than five (5) FleetCo Advance Drawdown Dates during the period starting from (and including) any Settlement Date and ending on (but excluding) the next Settlement Date; and

(c)	there may be no more than five (5) FleetCo Advance Repayment Dates during the period starting from (and including) any Settlement Date and ending on (but excluding) the next Settlement Date,

Provided further that:

A.	for the purposes of paragraphs (b) and (c) above, a FleetCo Advance Drawdown Date shall not be deemed to occur if a FleetCo Advance made pursuant to this Agreement does not result in any corresponding Senior Advance;

B.	where more than one FleetCo Advance is drawn on the same FleetCo Advance Drawdown Date pursuant to the relevant FleetCo Facility Agreement, such FleetCo Advances shall be deemed to be drawn on a single FleetCo Advance Drawdown Date for the purposes of paragraph (b) above regardless of the number of relevant FleetCo Advances drawn on such date and regardless of their respective FleetCo Advance Repayment Date(s);

C.	where more than one FleetCo Advance is repaid on the same FleetCo Advance Repayment Date pursuant to the relevant FleetCo Facility Agreement, such FleetCo Advances shall be deemed to be repaid on a single FleetCo Advance Repayment Date for the purposes of paragraph (c) above regardless of the number of relevant FleetCo Advances repaid on such date; and

D.	where one or more FleetCo Advance(s) are drawn on the same date as the FleetCo Advance Repayment Date of one or more existing FleetCo Advance(s) made under this Agreement or any other FleetCo Facility Agreement, no additional FleetCo Advance Drawdown Date or FleetCo Advance Repayment Date shall be deemed to occur for the purpose of paragraphs (b) and (c) above; and

(iii)	the amount of the FleetCo Advance to be made by the Lender, provided that: such amount, when aggregated with all other FleetCo Advances to be made on the same FleetCo Advance Drawdown Date to all other FleetCos, shall be at least equal to the Minimum Drawing Amount.

3.2.3	No Drawing Confirmation: If a FleetCo Advance Drawdown Notice is delivered under the FleetCo German Facility Agreement or the FleetCo Spanish Facility Agreement but no FleetCo Advance is contemplated under this Agreement on the FleetCo Advance Drawdown Date referred to in the relevant FleetCo Advance Drawdown Notice, the Borrower (or the Italian Servicer on its behalf) must deliver a written confirmation (which may be in the form of an electronic mail) to the Lender (copied to the Transaction Agent, the Central Servicer, the Issuer Security Trustee, the FleetCo Security Agent and the Issuer Cash Manager) that no FleetCo Advance is being requested under this Agreement on the relevant FleetCo Advance Drawdown Date by no later than 2.00 p.m. CET on the Reporting Date.

3.3	Initial Conditions Precedent

The Lender shall make a FleetCo Advance to the Borrower on the Initial Funding Date if, on or before the first FleetCo Advance Drawdown Date, the Lender, the FleetCo Security Agent and the Transaction Agent have received from the Borrower (or the Italian Servicer on its behalf) all of the documents and other evidence listed in part 1 (Conditions Precedent to the Initial Senior Advance and the Initial FleetCo Advance) of schedule 2 (Conditions Precedent to Senior Advances and FleetCo Advances) to the Framework Agreement, in each case, in form and substance satisfactory to the Lender and the FleetCo Security Agent.

3.4	Further Conditions Precedent

Subject to Clause 3.3 (Initial Conditions Precedent), the Lender shall make a FleetCo Advance to the Borrower at any date after the Initial Funding Date if, on the date of each FleetCo Advance Drawdown Notice and on or before the proposed FleetCo Advance

Drawdown Date (unless expressly specified to the contrary herein), the Lender, the FleetCo Security Agent and the Transaction Agent have received from the Borrower (or the Italian Servicer on its behalf) all of the documents and other evidence listed in part 2 (Subsequent Conditions Precedent to Senior Advances and FleetCo Advances) of schedule 2 (Conditions Precedent to Senior Advances and FleetCo Advances) to the Framework Agreement.

4	Interest

4.1	Payment of Interest

4.1.1	The Borrower shall pay accrued interest on each FleetCo Advance on the Settlement Date following the end of the relevant FleetCo Advance Interest Period, in accordance with the FleetCo Priority of Payments applicable to the Borrower as set out in Clause 5 (Priority of Payments), notwithstanding that the FleetCo Advance Repayment Date of such FleetCo Advance may not fall on a Settlement Date.

4.1.2	The amount of interest payable in accordance with Clause 4.1.1 on each FleetCo Advance shall be the FleetCo Advance Interest Amount. For the purposes of this Agreement, “FleetCo Advance Interest Amount” means, in respect of a FleetCo Advance, an amount equal to the multiple of (A) the FleetCo Individual Advance Proportion and (B) the sum of:

(i)	the total amount of interest payable on the relevant Settlement Date on all outstanding Senior Advances that have the same drawdown date and the same repayment date as such FleetCo Advance; plus

(ii)	the total amount of interest payable on the relevant Settlement Date on all outstanding Issuer Subordinated Advances that have the same drawdown date and repayment date as such FleetCo Advance; less

(iii)	the total amount received by the Issuer from the Issuer Hedge Counterparties pursuant to the Issuer Hedging Agreements in relation to interest payable on the relevant Settlement Date on Senior Advances that have the same drawdown date and the same repayment date as such FleetCo Advance.

4.2	Interest Periods

The interest period of a FleetCo Advance shall be the FleetCo Advance Interest Period.

4.3	Unpaid Amounts

4.3.1	Any amounts which the Borrower is obliged to pay to the Lender pursuant to this Agreement which remain unpaid on the due date for payment shall remain outstanding. Interest on any unpaid amounts (“Default Interest”) shall be paid on any overdue amounts of the principal, interest or any other amount payable under this Agreement and will accrue daily from the due date up to the date of actual payment (both before and after judgment) at a rate which is equal to the weighted average of:

(i)	the rate of default interest applicable in accordance with the Issuer Note Issuance Facility Agreement (if any) to all outstanding Senior Advances that have the same drawdown date and repayment date as such FleetCo Advance in respect of which such default interest is due; and

(ii)	the rate of default interest applicable in accordance with the Issuer Subordinated Facility Agreement (if any) to all outstanding Issuer Subordinated Advances that have the same drawdown date and repayment date as such FleetCo Advance in respect of which such default interest is due.

4.3.2	Any Default Interest shall be paid at the time specified in the corresponding Senior Advance.

4.3.3	Default Interest arising on an overdue amount will be compounded to the extent permitted by article 1283 of the Italian Civil Code and the CICR Resolution of 9 February 2000.

4.4	Usury Cap

Notwithstanding any other provision of this Agreement, if at any time the TEG (as defined below) applicable to a FleetCo Advance exceeds the maximum amount set out by Italian Law No. 108 of 7 March 1996, as from time to time amended and integrated (the “Italian Usury Legislation”) at that time and that constitutes a breach of Italian Usury Legislation, then the rate of interest payable by the Borrower in respect of the relevant FleetCo Advance shall be capped, for the shortest possible period, at an amount such that the TEG applicable to that FleetCo Advance is equal to the maximum amount permitted under the Italian Usury Legislation. For the purposes of this Clause, “TEG” means the tasso effettivo globale calculated as set out in the instructions published by the Bank of Italy named “Istruzioni per la rilevazione dei tassi effettivi globali medi ai sensi della legge sull’usura” dated August 2009 and as from time to time amended or supplemented.

5	Priority of Payments

5.1	Pre-Enforcement Priority of Payments

Subject to Clause 5.2 (Post-Enforcement Priority of Payments), the Borrower shall pay interest and repay all FleetCo Advances subject to and in accordance with the Italian FleetCo Pre-Enforcement Priority of Payments.

5.2	Post-Enforcement Priority of Payments

Upon receipt of a FleetCo Enforcement Notice from the FleetCo Security Agent, the Borrower shall pay interest and repay all FleetCo Advances subject to and in accordance with the Italian FleetCo Post-Enforcement Priority of Payments.

6	Prepayment and Repayments

6.1	Reborrowing during Revolving Period

6.1.1	The Borrower shall repay a FleetCo Advance on the FleetCo Advance Repayment Date specified in respect of such FleetCo Advance in the relevant FleetCo Advance Drawdown Notice.

6.1.2	The Borrower shall not make a repayment on any other date unless otherwise agreed between the Transaction Agent and the Borrower (or the Italian Servicer on its behalf), and as notified to the Issuer Cash Manager and the FleetCo Security Agent.

6.1.3	Without prejudice to the Borrower’s obligation under Clause 6.1.1 above, at any time period during the Revolving Period, if the Lender receives a FleetCo Advance Drawdown Notice from the Italian Servicer (on behalf of the Borrower) in accordance with Clause 3.2 (FleetCo Advance Drawdown Notice) and one or more FleetCo Advances are to be made available to the Borrower on the same day that a maturing FleetCo Advance is due to be repaid by the Borrower in whole or in part for the purpose of refinancing the maturing FleetCo Advance, the aggregate amount of the new FleetCo Advances drawn under this Agreement shall be treated as if applied in or towards repayment of the maturing FleetCo Advance so that:

(i)	if the amount of the maturing FleetCo Advance exceeds the aggregate amount of the new FleetCo Advances:

(a)	the Borrower shall only be required to make a payment in respect of principal on the maturing FleetCo Advances to the Lender in an amount in the relevant currency equal to that excess; and

(b)	the new FleetCo Advances shall be treated as having been made available and applied by the Borrower in or towards repayment to the Lender of the maturing FleetCo Advance and the Lender shall not be required to make a payment under this Agreement in respect of the new FleetCo Advances; and

(ii)	if the amount of the maturing FleetCo Advances is equal to or less than the aggregate amount of the new FleetCo Advances:

(a)	the Borrower shall not be required to make a payment in respect of principal on the maturing FleetCo Advances to the Lender; and

(b)	the Lender shall be required to make a payment to the Borrower only to the extent that new FleetCo Advances exceed the maturing FleetCo Advances and the remainder of new FleetCo Advances shall be treated as having been made available and applied by the Borrower in or towards repayment of the Lender of the maturing Senior Advance.

6.1.4	Subject to clauses 5.2(i) and 9.1(i) of the Framework Agreement, the Borrower may not re-borrow any FleetCo Advance at any time following the termination of the Revolving Period.

6.1.5	For the avoidance of doubt, the Parties acknowledge and agree that, if on any FleetCo Advance Repayment Date, one or more FleetCo Advances are made available to the Borrower by way of set-off against amounts payable in respect of one or more maturing FleetCo Advances pursuant to Clause 6.1 above, a portion of the Income and Revenues then available, up to the amount of such new FleetCo Advance(s), shall be made available to finance the purchase of Vehicles from Vehicle Manufacturers and Vehicle Dealers designated manufacturers and dealers by the Borrower in Italy or, alternatively, to pay any amount due by it hereunder to the Lender.

6.2	Prepayment – TRO Default

If a TRO Default occurs in relation to Italian FleetCo or Italian OpCo (but prior to such TRO Default becoming an Event of Default), the Borrower may prepay all FleetCo Advances then outstanding in accordance with the Italy Repayment Option.

6.3	Mandatory Repayment – Rapid Amortisation Event

The Borrower shall immediately, upon receipt of notice from the FleetCo Security Agent of the occurrence of a Rapid Amortisation Event, repay the whole of all FleetCo Advances then outstanding, together with accrued interest thereon and any other sums then owed by the Borrower hereunder.

6.4	Mandatory Repayment – Final Maturity Date

The Borrower shall irrevocably and unconditionally repay in full all outstanding FleetCo Advances under this Agreement on the Final Maturity Date by paying to the Lender the Principal Amount Outstanding of the relevant FleetCo Advances on such date.

6.5	No Other Repayments

The Borrower shall not repay all or any part of the FleetCo Advances except at the times and in the manner expressly provided for in this Agreement.

7	Tax Gross-up

All payments made by the Borrower to the Lender under this Agreement shall be made free and clear of and without deduction for or on account of Tax unless the Borrower is required by applicable law to make such a payment subject to the deduction or withholding of Tax, in which case the sum payable by the Borrower (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

8	Tax

8.1	Notification of Requirement to Deduct Tax

If, at any time, the Borrower is required by applicable law to make any deduction or withholding on account of Tax from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), the Borrower (or the Italian Servicer on its behalf) shall promptly notify the Lender (copying the Transaction Agent, the Issuer Cash Manager, the Central Servicer, the FleetCo Security Agent and the Issuer Security Trustee).

8.2	Evidence of Payment of Tax

If the Borrower makes any payment hereunder in respect of which it is required by applicable law to make any deduction or withholding on account of Tax, it shall pay the full amount required to be deducted or withheld to the relevant Taxation Authority within the time allowed for such payment under applicable law and shall deliver (or procure the Italian Servicer to deliver) to the Lender (copying the Transaction Agent, the Issuer Cash Manager, the Central Servicer, the FleetCo Security Agent and the Issuer Security

Trustee), within 30 days after it has made such payment to the applicable authority, an original receipt (if one is issued) (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

8.3	Tax Credit Payment

If an additional payment is made under Clause 7 (Tax Gross-up) by the Borrower for the benefit of the Lender and the Lender, in its sole discretion, determines that it has obtained and utilised a credit against, a relief or remission for, or repayment of, any Tax, then, if and to the extent that the Lender, in its sole opinion, determines that such credit, relief, remission or repayment is in respect of or calculated with reference to the circumstances giving rise to the additional payment made pursuant to Clause 7 (Tax Gross-up) the Lender shall, if such credit is received by the Lender in cash or cash equivalent and to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Lender shall, in its sole opinion, determine to be the amount which will leave the Lender (after such payment) in no worse after-tax position than it would have been in had the circumstances giving rise to the additional payment in question not arisen. For the avoidance of doubt, such payment shall be made outside the relevant Issuer Priority of Payment.

8.4	Tax Credit Clawback

If the Lender makes any payment to the Borrower pursuant to Clause 8.3 (Tax Credit Payment) and it subsequently transpires that the credit, relief, remission or repayment in respect of which such payment was made was not available or has been withdrawn, the Borrower shall reimburse the Lender such amount as the Lender determines, in good faith, is necessary to place it in the same after-tax position as it would have been in if such credit, relief, remission or repayment had been obtained and fully used by the Lender.

8.5	Tax and Other Affairs

No provision of this Agreement shall interfere with the right of the Lender to arrange its tax or any other affairs in whatever manner it thinks fit, oblige the Lender to claim any credit, relief, remission or repayment in respect of any payment under Clause 7 (Tax Gross-up) in priority to any other credit, relief, remission or repayment available to it nor oblige the Lender to disclose any information relating to its tax or other affairs or any computations in respect thereof.

9	Acceleration

The Parties acknowledge and agree that on and at any time after the delivery of a FleetCo Enforcement Notice or the notice set out in Clause 2.3.2(i) above, the FleetCo Security Agent shall act in accordance with clause 8.5.2 (FleetCo Event of Default) of the Framework Agreement.

10	Costs and Expenses

10.1	Transaction Expenses

The Borrower shall, from time to time on demand of the Lender (or, following the service of a FleetCo Enforcement Notice, the Lender and the FleetCo Security Agent), reimburse the Lender for all costs and expenses together with any Irrecoverable VAT thereon incurred by it in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions herein contemplated.

10.2	Preservation and Enforcement of Rights

The Borrower shall, from time to time on demand of the Lender (or, following the service of a FleetCo Enforcement Notice, the Lender and the FleetCo Security Agent), reimburse the Lender for all costs and expenses (including legal fees) on a full indemnity basis together with any Irrecoverable VAT thereon incurred in, or in connection with, the preservation and/or enforcement of any of the rights of the Lender (or, following the service of a FleetCo Enforcement Notice, the Lender and the FleetCo Security Agent) under this Agreement and any other document referred to in this Agreement (including, without limitation, any reasonable and properly incurred costs and expenses relating to any investigation as to whether or not a FleetCo Event of Default might have occurred or is likely to occur or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving a FleetCo Event of Default or FleetCo Potential Event of Default).

10.3	Stamp Taxes

The Borrower shall pay all stamp, registration and Taxes of a similar nature to which this Agreement or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Lender (or, following the service of a FleetCo Enforcement Notice, the Lender and the FleetCo Security Agent), indemnify the Lender (or, following the service of a FleetCo Enforcement Notice, the Lender and the FleetCo Security Agent) against any liabilities, claims and reasonable and properly incurred costs and expenses resulting from any failure to pay or any delay in paying any such Tax.

10.4	Amendment Costs

If the Borrower requests any amendment, waiver or consent then the Borrower shall, within five Business Days of demand by the Lender (or, following the service of a FleetCo Enforcement Notice, the Lender and the FleetCo Security Agent), reimburse the Lender (or, following the service of a FleetCo Enforcement Notice, the Lender and the FleetCo Security Agent) for all reasonable and properly incurred costs and expenses (including legal fees) together with any Irrecoverable VAT thereon incurred by the Lender in responding to or complying with such request.

10.5	Lender Fees

The Borrower shall pay the FleetCo Italian Advances Proportion of the Ongoing Issuer Fees of the Lender in accordance with the applicable FleetCo Priority of Payment.

11	Borrower’s Indemnities

11.1	Borrower’s Indemnity

The Borrower undertakes to indemnify the Lender (and, following the delivery of an Issuer Enforcement Notice, the Issuer Security Trustee) and the FleetCo Security Agent and the Transaction Agent against:

11.1.1	any claim, loss, cost or expense (including legal fees) or liability together with any Irrecoverable VAT thereon, whether or not reasonably foreseeable, which it may sustain or incur as a consequence of the occurrence of any FleetCo Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in this Agreement;

11.1.2	any loss (other than by reason of the gross negligence or willful default by the Lender (or, in the case of Clause 15 (Assignments), the Lender and the FleetCo Security Agent, as applicable) or cost, together with any Irrecoverable VAT thereon, it may suffer or incur as a result of its funding or making arrangements to fund a FleetCo Advance requested by the Borrower but not made by reason of the operation of any one or more of the provisions hereof;

11.1.3	any loss, costs or expenses, together with any Irrecoverable VAT thereon, the Lender may suffer or incur as a result of drawing on the Issuer Reserve Account as a result of any shortfall in payments by the Borrower under this Agreement;

11.1.4	any costs and expenses, together with any Irrecoverable VAT thereon, of any receiver appointed to the Lender as a result of a default by the Lender caused by a breach by the Borrower of its obligations under the Transaction Documents; and

11.1.5	any termination payment, together with any Irrecoverable VAT thereon, required to be made by the Lender under any Issuer Hedging Agreement arising as a result of any failure by the Lender to comply with its obligations thereunder in circumstances where such failure is caused by any breach by the Borrower of its obligations under the Transaction Documents.

11.2	Currency Indemnity

11.2.1	If any sum (a “Sum”) due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order or judgment in any court,

the Borrower shall indemnify the Lender (or, in the case of Clause 15 (Assignments), the Lender and the FleetCo Security Agent) from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Lender at the time of receipt of such Sum.

11.2.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency or a currency unit other than that in which it is expressed to be payable.

11.2.3	If the Borrower makes a payment in any currency other than Euro (regardless of whether such currency is a lawful currency in Italy), the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the Lender receiving that payment in a currency other than Euro (including, without limitation, any amount due from the Lender to the Senior Noteholders pursuant to clause 12.2 of the Issuer Note Issuance Facility Agreement).

11.3	Tax Indemnity

The Borrower shall indemnify the Lender against any loss or costs incurred by the Lender as a consequence of the Borrower having to make a FATCA Deduction on any payment made to the Lender under this Agreement.

12	Currency of Account and Payment

Euro is the currency of account and payment for each and every sum at any time due from the Borrower hereunder (including, without limitation, each payment in respect of costs and expenses and each payment pursuant to Clause 11.1 (Borrower’s Indemnity).

13	Payments

13.1	Payments to the Lender

On each date on which this Agreement requires an amount to be paid by the Borrower, the Borrower shall make the same available to the Lender for value on the due date at such time and in such funds to the Issuer Transaction Account in accordance with the applicable FleetCo Priorities of Payments, or such other account as the Lender or the FleetCo Security Agent shall specify from time to time.

13.2	Payments to the Borrower

On each date on which this Agreement requires an amount to be paid by the Lender to the Borrower, the Lender shall (or shall procure that the Issuer Cash Manager shall on its behalf) make the same available to the Borrower by payment in the relevant currency and in same day funds (or in such other funds as may for the time being be customary for the settlement of international banking transactions in that currency) to the Italian Transaction Account.

13.3	Alternative Payment Arrangements

If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law or any similar event) for the Borrower to make any payments in the manner specified in Clause 13.1 (Payments to the Lender), then the Borrower may agree with the Lender alternative arrangements for such payments to be made, provided that, in the absence of any such agreement, the Borrower shall be obliged to make all payments due to the Lender in the manner specified herein.

13.4	No Set-off

Except as otherwise provided in this Agreement and subject to the provisions of the Framework Agreement, all payments required to be made by the Borrower hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

14	Specific representations and undertakings in relation to the Specific Transaction

14.1	Representations

In addition to the representation, warranties and undertakings of the Borrower set out in the other Framework Agreement and the other Transaction Documents, the Borrower represents, warrants and undertakes that:

(i)	the Business Plan contains and will contain from time to time all information required to comply with the provisions of article 2447-decies of the Italian Civil Code;

(ii)	it has adopted and keeps collection and accounting systems and principles adequate for the purpose of the applicability of article 2447-decies, paragraphs 3(b), 5 and 8, of the Italian Civil Code;

(iii)	the Vehicles owned by it at the Initial Funding Date, the purchase price of which will not be financed (in whole or in part) through the FleetCo Advances granted on such date, have been entirely financed through the sums made available to it under the Interim Fleet Financing Facility Agreement;

(iv)	the Borrower has executed the Italian Master Lease Agreement in the form attached hereto as Schedule 5 – Part A, the Italian Servicing Agreement in the form attached hereto as Schedule 5 – Part B, the Italian Mandate Agreement in the form attached hereto as Schedule 5 – part C and the Italian Account Bank Agreement in the form attached hereto as Schedule 5 – part D; and

(v)	each list of Vehicles provided to the Lender (copied to the Transaction Agent, the Central Servicer, the Issuer Security Trustee, the FleetCo Security Agent and the Issuer Cash Manager) together with each relevant FleetCo Advance Drawdown Notice is the true and most up-to date list of Vehicles (i) at such time owned by the Borrower and (ii) to be paid (in full or in part) through the proceeds of the FleetCo Advance to be granted on the immediately following FleetCo Advance Drawdown Date.

Unless expressly provided to the contrary, the representations and warranties set out in this Clause shall be deemed to be repeated until the Final Maturity Date (in either case, with reference to the facts and circumstances then existing) on each Settlement Date, on the date (if different) on which each FleetCo Advance is made and on the date on which each FleetCo Advance Drawdown Date Notice is served.

14.2	Undertakings

The Borrower shall:

14.2.1	always maintain the corporate form of a partnership limited by shares (società in accomandita per azioni) or, to the extent permitted by the Transaction Documents, a joint stock company (società per azioni);

14.2.2	always ensure and preserve at its own costs and expenses the rights of the Lender and any of its successors, whether in general (successore a titolo universale) or in particular (a titolo particolare), permitted transferees (cessionario) and assigns (avente causa) under the terms of this Agreement in relation to the Specific Transaction and the Income and Revenues;

14.2.3	no later than the Initial Funding Date, for the purpose of ensuring the segregation on the Income and Revenues provided for by article 2447-decies of the Italian Civil Code, promptly deposit this Agreement (duly translated in the Italian language) with the competent companies’ register;

14.2.4	(a) deliver to the Lender (copied to the Transaction Agent, the Central Servicer, the Issuer Security Trustee, the FleetCo Security Agent and the Issuer Cash Manager) and (b) deposit with the competent companies’ register a copy of an updated version of this Agreement for registration purposes at the relevant companies’ register in accordance with article 2447-decies, third paragraph, letter (a), of the Italian Civil Code upon request of the FleetCo Security Agent, in case any amendment is made to this Agreement (or any deed, certificate, instrument or agreement contemplated herein) and any of the features referred to under (a) to (h) of article 2447-decies, second paragraph, of the Italian Civil Code contained in this Agreement (other than the list of Vehicles and the Business Plan) becomes inaccurate;

14.2.5	no later than the Initial Funding Date and on each Settlement Date, (a) deliver to the Lender (copied to the Transaction Agent, the Central Servicer and the FleetCo Security Agent) and (b) deposit with the competent companies’ register the list (which shall be in Italian) of all Vehicles at that time, with respect to the Initial Funding Date, and at the end of the immediately preceding calendar month, with respect to each Settlement Date, owned by it (including those to be paid (in full or in part) through the proceeds of the FleetCo Advance to be granted on the Initial Funding Date, being currently deemed to be “beni strumentali” for the purpose of article 2447-decies of the Italian Civil Code. The list of Vehicles shall at least contain for each Vehicle: (a) name of the vehicle manufacturer and vehicle model; (b) chassis number; and (c) plate number. The list of Vehicles will be attached as Schedule 3 (List of Vehicles);

14.2.6	keep adequate collection and accounting systems for the purpose of article 2447-decies, paragraph 3, of the Italian Civil Code until the Final Maturity Date and, in particular, ensure at all times that the cash flows deriving from the Specific Transaction or otherwise relating to the Income and Revenues will be deposited to the credit of the Italian FleetCo Dedicated Financing Account and in any case kept separate from the proceeds of its leasing activity and any other assets, proceeds or incomes of the Borrower other than those deriving from the Specific Transaction;

14.2.7	keep adequate accounting principles in relation to the Income and Revenues, in accordance with article 2447-decies, paragraph 8, of the Italian Civil Code;

14.2.8	inform the Lender and the Transaction Agent of (a) any circumstances which may have a Material Adverse Effect on each of the Specific Transaction and the Income and Revenues and (b) any conservative actions (or, to the extent applicable, other kind of legal actions) threatened, brought or joined by any of its creditors in relation to the Specific Transaction or the Vehicles;

14.2.9	should the provisions of Clause 19.6 (Amendments and Waivers) apply, enter into any and all agreements and/or arrangements necessary or opportune for the preservation of the Lender’s priority rights over the Specific Transaction and/or any of the Borrower’s other assets;

14.2.10	on each Settlement Date, deliver to the Lender and the Transaction Agent and deposit with the competent companies’ register an updated version of the Business Plan showing the trend of the Specific Transaction;

14.2.11	if requested by the Lender and/or the Transaction Agent, provide any information or document which may be necessary for the purpose of monitoring the implementation of the Specific Transaction by the Borrower;

14.2.12	pay any stamp, registration or similar tax to be paid on or in relation to the deposit of the FleetCo Italian Facility Agreement with the competent companies’ register and the filing of such agreement with the competent tax office; and

14.2.13	not to amend the Master Definitions Agreement and the other Transaction Documents listed in Schedule 1 (Checklist in respect of article 2447-decies, second paragraph, of the Italian Civil Code) (or any deed, certificate, instrument or agreement contemplated herein) without the prior written consent of the Lender (acting through the FleetCo Security Agent in accordance with the Framework Agreement).

15	Assignments

15.1	Binding Agreement

This Agreement shall be binding upon and is for the benefit of each Party hereto and its successors.

15.2	Assignments and Transfers by the Borrower

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder without the prior written consent of the FleetCo Security Agent and the Transaction Agent.

15.3	Assignments and Transfers by the Lender

Save as provided under the Issuer Security Documents and without prejudice to Clause 15.4 (Option) below, the Lender shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder unless (i) with the prior written consent of the Issuer Security Trustee acting in accordance with clause 24.3 (Consents, Directions, Instructions, Amendments, Waivers and Modifications of Transaction Documents by the Issuer Security Trustee) of the Framework Agreement and the Transaction Agent and (ii) the assignee or transferee is another bank or financial institution or investor which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

15.4	Option

15.4.1	The Lender hereby agrees to grant to Finco, which accepts the benefit of, a purchase option pursuant to article 1331 of the Italian Civil Code pursuant to which Finco is entitled to purchase all (but not part) of the Lender’s rights, interest and benefits under this Agreement for the amount specified in clause 6.2.2(ii) of the Framework Agreement as at the date of the exercise of the Option (the “Purchase Price”) pursuant to the terms and conditions set out herein (the “Option”). Finco hereby agrees to pay to the Lender an amount of Euro 100 as consideration for the granting of the Option.

15.4.2	Finco may, following the occurrence of a TRO Default in relation to Italian FleetCo or Italian OpCo (but prior to such TRO Default becoming an Event of Default) and during the relevant grace period prior to the relevant TRO Default becoming an Event of Default or upon occurrence of any of the events set out in Clause 2.3.2(i) above and such events are not cured or actions have not been taken to the satisfaction of the Lender and the FleetCo Security Agent, by giving not less than 10 (ten) Business Days of notice to the Lender and the other Parties and specifying the purchase date (the “Purchase Date”) which shall be a Business Day, elect to exercise the Option and purchase all (and not part only) of the Lender’s rights, interest and benefits under this Agreement (including, without limitation, any FleetCo Advances which may be outstanding as at the Purchase Date). Such notice once given is irrevocable.

15.4.3	On the Purchase Date:

(i)	Finco shall pay to the Lender in cash the Purchase Price; and

(ii)	the Lender shall, having received written confirmation from the Issuer Cash Manager of the payment of the Purchase Price in full, transfer this Agreement in accordance with Clause 15.5 (Transfer) below (the “Transfer”).

15.4.4	The Transfer by the Lender shall be without recourse to, or representation or warranty from, the Lender.

15.4.5	Each of the Parties hereto expressly acknowledges and agrees to the provisions set out in this Clause 15.4 and accept the Transfer set out in Clause 15.5 (Transfer) below.

15.5	Transfer

15.5.1	Subject to the conditions set out in Clause 15.4.3 above:

(i)	the Lender, Finco and the Borrower shall execute a duly completed agreement in accordance with this Agreement and substantially in the form of Schedule 6 – Part A (Form of Transfer Documents) (a “Transfer Agreement”);

(ii)	as soon as reasonably practicable after execution of the Transfer Agreement, Finco shall deliver to the other Parties (other than the Lender and the Borrower) a notice substantially in the form of Schedule 6 – Part B (Form of Transfer Documents) (a “Transfer Notice”).

15.5.2	The Transfer shall be effective on the date of the Transfer Notice or, if later, the date specified in the Transfer Notice (the “Transfer Date”).

15.5.3	Each Party (other than the Borrower, the Lender and Finco) agrees that the delivery of a Transfer Notice to them shall constitute adequate notice to each of them of the Transfer for the purposes of, inter alia, article 1407, first paragraph, of the Italian Civil Code.

15.5.4	On the Transfer Date:

(i)	any reference in this Agreement to a Lender will include Finco but will exclude the Lender if no amount is or may be owed to or by it under this Agreement;

(ii)	this Agreement will be terminated and of no further effect with respect to the Lender, the Issuer Security Trustee, the FleetCo Security Agent, the Transaction Agent and the Issuer Cash Manager:

(iii)	the Lender, the Issuer Security Trustee, the FleetCo Security Agent, the Transaction Agent and the Issuer Cash Manager will be released and discharged from their obligations under this Agreement (and any corresponding, ancillary or accessory obligations by which it is bound under the other Transaction Documents to which the Lender is a party) provided however that such release shall not affect any liabilities or obligations of the Borrower and Finco as successor Lender vìs-à-vìs each such Party under this Agreement; and

(iv)	Finco will become party to this Agreement and will be bound by obligations equivalent to those from which the Lender is released under paragraph (i) above.

15.5.5	The Parties agree that the Transfer

(i)	shall be construed as a cessione di contratto (or as a transfer (cessione) of rights and an assumption (accollo liberatorio) of obligations) and Finco shall be assigned the rights and assume the obligations of the Lender, in their entirety under this Agreement;

(ii)	shall not constitute a novation (novazione oggettiva) of any obligation of the Borrower under this Agreement or any other Transaction Document.

16	Calculations and Evidence of Debt

16.1	Evidence of Debt

The Lender (or the Issuer Cash Manager on its behalf) and the Transaction Agent shall maintain accounting records evidencing the amounts from time to time lent by and owing to it hereunder.

16.2	Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the records maintained pursuant to Clause 16.1 (Evidence of Debt) shall be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

16.3	Certificates of the Lender

A certificate of the Lender (or, following the delivery of an Issuer Enforcement Notice, the Issuer Security Trustee) as to:

16.3.1	the amount by which a sum payable to it hereunder is to be increased under Clause 7 (Tax Gross-up);

16.3.2	the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 11.1 (Borrower’s Indemnity); or

16.3.3	the amount of any credit, relief, remission or repayment as is mentioned in Clause 8.3 (Tax Credit Payment) or Clause 8.4 (Tax Credit Clawback), shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower.

17	Role of Issuer Security Trustee and FleetCo Security Agent

17.1	The Issuer Security Trustee is party to this Agreement for the better enforcement of its rights under the Issuer Deed of Charge but shall not have any responsibility or liability for any of the obligations of any other parties hereunder and the other parties hereto acknowledge that the Issuer Security Trustee has no such responsibilities or liability.

17.2	In exercising its rights, powers and discretions under this Agreement, the Issuer Security Trustee shall act only in accordance with the provisions of the Framework Agreement and the Issuer Deed of Charge.

17.3	The FleetCo Security Agent is party to this Agreement for its appointment as agent (mandatario con rappresentanza) of the Lender in accordance with Clause 18.3 (FleetCo Security Agent as agent to the Lender) and for the better enforcement of its rights under the Italian FleetCo Deed of Charge but shall not have any responsibility for any of the obligations of any other parties hereunder and the other parties hereto acknowledge that the FleetCo Security Agent has no such responsibilities.

17.4	In exercising its rights, powers and discretions under this Agreement, the FleetCo Security Agent shall act only in accordance with the provisions of the Framework Agreement and Italian FleetCo Deed of Charge.

18	FleetCo Security Agent

18.1	Acknowledgement

The Lender acknowledges and agrees that:

(i)	its rights under this Agreement, including any right of payment or repayment (including any prepayment) of any sums due by the Borrower, are subject in all respects to the relevant FleetCo Deed of Charge; and

(ii)	the FleetCo Security Agent holds the benefit of the FleetCo Security on trust for the FleetCo Secured Creditors in accordance with the Italian FleetCo Deed of Charge and the FleetCo Italian Security Documents.

18.2	Exercise of powers

Where, under this Agreement, the Lender is entitled or required to exercise any of its powers, trusts, authorities, duties and discretions, such exercise will be subject to the provisions of the relevant FleetCo Deed of Charge.

18.3	FleetCo Security Agent as agent to the Lender

18.3.1	In addition to the above, the Lender hereby appoints the FleetCo Security Agent to act as its agent (mandatario con rappresentanza) under and in connection with this Agreement and the Transaction Documents governed by Italian law to which the Lender is a party.

18.3.2	The Lender authorises the FleetCo Security Agent to:

(i)	exercise the rights, powers, authorities and discretions specifically given to the FleetCo Security Agent under or in connection with this Agreement and the Transaction Documents governed by Italian law to which the Lender is a party together with any other incidental rights, powers, authorities and discretions; and

(ii)	execute in the name and on its behalf each Transaction Document governed by Italian law expressed to be executed by the FleetCo Security Agent on its behalf.

18.3.3	The Lender hereby grants the FleetCo Security Agent with all widest powers to implement the mandate under Clause 18.3.1, including, without limitation, the power to:

(i)	negotiate and execute any amendment agreement in respect of this Agreement and any other Transaction Document governed by Italian law to which the Lender is a party;

(ii)	negotiate and execute any waiver requested hereunder;

(iii)	consult with the Borrower where consultation is provided for in this Agreement and/or any other Transaction Document governed by Italian law to which the Lender is a party; and

(iv)	provide any consent which is expressed to be provided by the FleetCo Security Agent under this Agreement or any other Transaction Document governed by Italian law to which the Lender is a party,

so that no lack of power may be claimed against the FleetCo Security Agent in respect of any of the above.

18.3.4	The Lender acknowledges and agrees that the FleetCo Security Agent may enter in its name and on its behalf into contractual arrangements pursuant to or in connection with the Transaction Documents to which the FleetCo Security Agent is also a party (in its capacity as FleetCo Security Agent or otherwise) and expressly authorises the FleetCo Security Agent, pursuant to article 1395 of the Italian Civil Code. The Lender expressly waives any right it may have under article 1394 of the Italian Civil Code in respect of contractual arrangements entered into by the FleetCo Security Agent in its name and on its behalf pursuant to or in connection with the Transaction Documents.

19	Miscellaneous

19.1	Insufficient recoveries

Each Party hereto agrees that if, or to the extent that, after the Italian FleetCo Secured Property has been as fully as practicable realised and the proceeds thereof have been applied in accordance with the Italian FleetCo Pre-Enforcement Priority of Payments or the Italian FleetCo Post-Enforcement Priority of Payments (as applicable), such proceeds are insufficient to pay or discharge amounts due from the Borrower to the FleetCo Secured Creditors or any other Party to this Agreement in full for any reason, the Borrower will have no liability to pay or otherwise make good any such insufficiency.

19.2	Incorporation of Common Terms

19.2.1	The Common Terms shall be incorporated by reference into this Agreement as though they were set out in full in this Agreement. If there is any conflict between the Common Terms as incorporated by reference into this Agreement and the other provisions of this Agreement, the provisions of the incorporated Common Terms shall prevail to the fullest extent permitted by applicable law.

19.2.2	For the purpose of this Agreement the Common Terms shall be governed, read and construed in accordance with Italian law.

19.3	Negotiated Agreement

For the purposes of the transparency rules set forth in the CICR Resolution of 4 March 2003 and by the Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari issued by the Bank of Italy on 20 June 2012 and published in the Italian Official Gazette on 30 June 2012, the Parties hereby acknowledge and confirm that this Agreement (and each of the provisions hereof) has been specifically negotiated with the support of legal advisers on each side.

19.4	Partial invalidity

19.4.1	Without prejudice to article 1419 of the Italian Civil Code, Clause 19.1 above and clause 27 (Non-Petition and Limited Recourse) of the Framework Agreement, if, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity nor enforceability of the remaining provisions of this Agreement, nor of such provision under the laws of any other jurisdiction, will in any way be affected or impaired thereby.

19.4.2	In particular, the Parties expressly agree that, without prejudice to Clause 2.3.2 above:

(i)	in case any provision of this Agreement would result to be conflicting with the nature of a dedicated financing as provided for under article 2447-decies of the Italian Civil Code, then any such provision would be interpreted, to the maximum extent possible, in the view towards the elimination of such conflict and the protection of the encumbrance on the Specific Transaction in favour of the Lender thereof; and

(ii)	in case all the provisions of this Agreement would result to be conflicting with the nature of a dedicated financing as provided for under article 2447-decies of the Italian Civil Code, then this Agreement will be interpreted to the maximum extent possible by operation of law as a different agreement, provided that (i) the Lender’s rights to rank prior to certain other Borrower’s creditors in accordance with the terms of the Italian FleetCo Pre-Enforcement Priority of Payments or the Italian FleetCo Post-Enforcement Priority of Payments (as applicable) will not be prejudiced, and (ii) the Borrower will be liable towards the Lender with all of its assets (including the Income and Revenues).

19.5	Language of the Agreement

The Parties acknowledge and accept that this Agreement is in English and Italian language and in the event of a conflict between the English language and the Italian language version, the English language version shall prevail.

19.6	Amendments and Waivers

Without prejudice to the other provisions set out in the other Transaction Documents, no modification of any terms of this Agreement or waiver in respect of any terms of this Agreement shall become effective unless:

(i)	it is executed in writing and signed by all Parties hereto; and

(ii)	for the purpose of ensuring continuity of the encumbrance on the Specific Transaction provided for by article 2447-decies of the Italian Civil Code, the relevant amendment agreement has been deposited by the Borrower with the competent companies’ register no later than 3 (three) Business Days after such amendment has been entered into.

20	Governing Law and Jurisdiction

20.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Italian law.

20.2	Jurisdiction

The courts of Milan are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out or in connection with this Agreement) and accordingly any legal action or proceedings arising out of or in connection with this Agreement (“Dispute”) may be brought in such courts. The Parties irrevocably submit to the exclusive jurisdiction of such courts and waive any objection to Disputes in such courts whether on the ground of venue or on the ground that the Disputes have been brought in an inconvenient forum. These submissions are for the benefit of the FleetCo Security Agent, the Issuer Security Trustee and the Transaction Agent and shall not limit the right of the FleetCo Security Agent, the Issuer Security Trustee and the Transaction Agent to take Proceedings in any other court of competent jurisdiction nor shall the taking of Disputes in any one or more jurisdictions preclude the taking of Disputes in any other jurisdiction (whether concurrently or not).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1 – Checklist in respect of article 2447-decies, second paragraph, of the Italian Civil Code

Items	Description	References in the Agreement and the other Transaction Documents

Letter (a)	A description detailing the Specific Transaction with respect to its scope, costs, expected timetable and cash flows;	Clauses 2.3 (The Specific Transaction) and 2.5 (Ring-fencing of Income and Revenues deriving from the Specific Transaction), Schedule 2 (Business Plan) and Schedule 3 (List of Vehicles).

Letter (b)	A business plan of the Specific Transaction, including a specific indication of the quota of the Specific Transaction covered by the loan and the quota provided by the Borrower itself;	Clause 2.3.4(i) and Schedule 2 (Business Plan)

Letter (c)	An indication of the Borrower’s instrumental assets (beni strumentali) necessary to carry out the Specific Transaction;	Clause 2.3.4(ii) and Schedule 3 (List of Vehicles)

Letter (d)	Any type of specific security guaranteeing the performance of the obligations under the Agreement and the timely and proper implementation of the Specific Transaction;

A.         Clauses 3.2 (Representations and Warranties of the Avis Obligors), 3.3 (Representations and Warranties of FleetCos), 4.2 (General Undertakings of Avis Obligors), 4.3 (General Undertakings of FleetCos) of the Framework Agreement. Excerpt of the provisions listed above are attached hereto as Schedule 5 - Part F; and

B.         schedule 1 of the Italian Servicing Agreement. The form of the Italian Servicing Agreement is attached hereto as Schedule 5 - Part B.

Letter (e)	The monitoring mechanism put in place to control the implementation of the Specific Transaction;	C. Clause 2.6 (Monitoring); D. clauses 2, 5, 7, 8, 9 and 12 of the Italian Mandate Agreement. The form of the Italian Mandate Agreement is attached hereto as Schedule 5 - Part C;

Items	Description	References in the Agreement and the other Transaction Documents

E.         clauses 4, 6, 8, 13, 14, 16, 17 and schedule 1 of the Italian Servicing Agreement. The form of the Italian Servicing Agreement is attached hereto as Schedule 5 - Part B;

F.         clauses 3.2, 4.1, 5, 6.2, 6,3, 8, 12 and 15.4 of the Italian Account Bank Agreement. The form of the Italian Account Bank Agreement is attached hereto as Schedule 5 - Part D;

G.        clause 3.2.3, 4.2.4, 5, 7.1.2, 9, 16.1, 22, 23, 26.1, 27, 29.2, 29.3, 30, 36 and 42 of the Italian Master Lease Agreement. The form of the Italian Master Lease Agreement is attached hereto as Schedule 5 - Part A; and

H.        clause 15 (Provision of Information and Reports) of the Framework Agreement. Excerpt of the provisions listed above are attached hereto as Schedule 5 - Part G.

Letter (f)	The amount of incomes and revenues allocated for the repayment of the loan and the modalities for their calculation;

I.         Clauses 2.5 (Ring-fencing of Income and Revenues deriving from the Specific Transaction), 5 (Priority of Payments) and Schedule 2 (Business Plan);

J.         clause 4.3.47, schedule 3 (Priorities of Payments) – Part 5 (FleetCo Pre-Enforcement Priority of Payments) – Part C (Italian FleetCo Pre-Enforcement Priority of Payments) and schedule 3 (Priorities of Payments) – Part 6 (FleetCo Post-Enforcement Priority of Payments) - Part C (Italian FleetCo Post-Enforcement Priority of Payments) of the Framework Agreement. Excerpt of the provisions listed above are attached hereto as Schedule 5 - Part F;

Items	Description	References in the Agreement and the other Transaction Documents

K.        clause 4 (Calculation and Reporting) of Part A (General Cash Management Services) of schedule 1 (FleetCo Back-up Cash Management Services) of the FleetCo Back-up Cash Management Agreement. Excerpt of the provisions listed above are attached hereto as Schedule 5 - Part G;

L.        schedule 1 of the Italian Servicing Agreement. The form of the Italian Servicing Agreement is attached hereto as Schedule 5 - Part B.

Letter (g)	Any security given by the Borrower in respect of the repayment of part of the loan;	Clause 2.3.4(ii) and FleetCo Italian Security Documents. The forms of the FleetCo Italian Security Documents are attached hereto as Schedule 5 - Part D.

Letter (h)	The final maturity date of the loan following which no further amounts are due to the Lender.	Clause 6.4 (Mandatory Repayment – Final Maturity Date)

Schedule 2 - Business Plan

Schedule 3 – List of Vehicles

Schedule 4 – Form of FleetCo Advance Drawdown Notice

To:	CarFin Finance International Limited (as the “Lender”)
Crédit Agricole Corporate and Investment Bank (as “FleetCo Security Agent”)

Cc:	Deutsche Bank AG, London branch (as “Issuer Cash Manager”)
Crédit Agricole Corporate and Investment Bank (as “Transaction Agent”)
Avis Finance Company Limited (as “Central Servicer”)
Avis Budget Italia S.p.A. (the “Italian Opco”)

From:	Avis Budget Italia S.p.A. Fleet Co. S.a.p.A.

[Date]

Dear Sirs

1	We refer to: (i) the FleetCo Italian Facility Agreement dated [ ] and made between, among others, the Borrower and the Lender (the “FleetCo Facility Agreement”) and (ii) the Master Definitions Agreement dated [ ] and made between, among others, the Lender, the Senior Noteholders and the Transaction Agent (the “Master Definitions Agreement”).

2	Terms defined in the Master Definitions Agreement shall bear the same meaning in this FleetCo Advance Drawdown Notice.

By this notice, Avis Budget Italia S.p.A. Fleet Co. S.a.p.A. gives the Lender notice that the Borrower requests the making of a FleetCo Advance pursuant to the FleetCo Italian Facility Agreement as follows:

FleetCo Advance A

FleetCo Advance Amount : [                    ]

FleetCo Advance Drawdown Date: [                    ]

FleetCo Advance Repayment Date: [                    ]

FleetCo Advance B

FleetCo Advance Amount : [                    ]

FleetCo Advance Drawdown Date: [                    ]

FleetCo Advance Repayment Date: [                    ]

3	We confirm that:

(i)	the FleetCo Repeating Representations will be true and correct on the proposed FleetCo Advance Drawdown Date;

(ii)	we are in compliance with our obligations under the FleetCo Transaction Documents to which we are party; and

(iii)	no Potential Event of Default relating to an Italian FleetCo Event of Default, no Italian FleetCo Event of Default and no Rapid Amortisation Event (in respect of itself) has occurred.

4	This FleetCo Advance Drawdown Notice is irrevocable.

Yours faithfully,

for and on behalf of Avis Budget Italia S.p.A. Fleet Co. S.a.p.A.

Schedule 5 – Form of Transaction Documents

Part A – Italian Master Lease Agreement

The Parties hereby agree and acknowledge that in case of any inconsistency between the provisions of this Schedule, on the one hand, and the provisions of the Italian Master Lease Agreement executed between the relevant parties, on the other hand, the provisions of the latter document will prevail.

Part B – Italian Servicing Agreement

The Parties hereby agree and acknowledge that in case of any inconsistency between the provisions of this Schedule, on the one hand, and the provisions of the Italian Servicing Agreement executed between the relevant parties, on the other hand, the provisions of the latter document will prevail.

Part C – Italian Mandate Agreement

The Parties hereby agree and acknowledge that in case of any inconsistency between the provisions of this Schedule, on the one hand, and the provisions of the Italian Mandate Agreement executed between the relevant parties, on the other hand, the provisions of the latter document will prevail.

Part D – Italian Account Bank Agreement

The Parties hereby agree and acknowledge that in case of any inconsistency between the provisions of this Schedule, on the one hand, and the provisions of the Italian Account Bank Agreement executed between the relevant parties, on the other hand, the provisions of the latter document will prevail.

Part E – Italian Security Documents

The Parties hereby agree and acknowledge that in case of any inconsistency between the provisions of this Schedule, on the one hand, and the provisions of the Italian Security Documents executed between the relevant parties, on the other hand, the provisions of the latter document will prevail.

Part F – Excerpt of the Framework Agreement

The Parties hereby agree and acknowledge that in case of any inconsistency between the provisions of this Schedule, on the one hand, and the provisions of the Framework Agreement executed between the relevant parties, on the other hand, the provisions of the latter document will prevail.

Part G – Excerpt of the other Transaction Documents

The Parties hereby agree and acknowledge that in case of any inconsistency between the provisions of this Schedule, on the one hand, and the relevant provisions of the other Transaction Documents executed between the relevant parties, on the other hand, the provisions of the latter document will prevail.

Clause 4 (Calculation and Reporting) of Part A (General Cash Management Services) of schedule 1 (FleetCo Back-up Cash Management Services) of the FleetCo Back-up Cash Management Agreement

<<4	Calculation and Reporting

Each FleetCo Back-up Cash Manager shall by 5.00 p.m. (London time), on each Information Date, provide the relevant FleetCo, the FleetCo Security Agent and the Transaction Agent with the FleetCo Back-up Cash Management Report.>>

Clause 15 (Provision of Information and Reports) of the Framework Agreement

<<15.	Provision of Information and Reports

15.1	Monthly Central Servicer Reports

15.1.1	The Central Servicer shall provide to the Transaction Agent, the FleetCo Security Agent, the Issuer and the Issuer Cash Manager on or before 2:00 p.m. (CET) on each Reporting Date a Monthly Central Servicer Report setting out information on the assets of the relevant FleetCo as of the Calculation Date immediately preceding such Reporting Date.

15.1.2	Each Monthly Central Servicer Report shall be substantially in the form set out in Part 1 (Form of Monthly Central Servicer Report) of Schedule 10 (Form of Central Servicer Reports)

15.2	FleetCo Cash Management and Lease Reports

15.2.1	Each FleetCo shall (or shall procure that the relevant Opco, in its capacity as Servicer on behalf of its related FleetCo under the Servicing Agreement and as Lessee under the relevant Master Lease Agreement (or in the case of Dutch FleetCo and its German-related activities and assets, the Central Servicer) shall), in respect of the immediately preceding Calculation Period, provide to the Transaction Agent, the FleetCo Security Agent, the Issuer and the Issuer Cash Manager a FleetCo Cash Management and Lease Report, on or prior to 2:00 p.m. (CET) on each Reporting Date.

15.2.2	Each FleetCo Cash Management and Lease Report shall be substantially in the form set out in in Part 2 (Form of FleetCo Cash Management and Lease Report) of Schedule 8 (Forms of Cash Management Reports) hereto.

15.3	Fleet Reports

15.3.1	Each Lessee shall prepare a Fleet Report in respect of Spain, Italy and Germany (as applicable) and in respect of the immediately preceding Calculation Period. Each Lessee shall deliver such Fleet Report, to the relevant FleetCo, each FleetCo Servicer and the Transaction Agent, the FleetCo Security Agent, the Issuer the Issuer Cash Manager on or prior to 2:00 p.m. (CET) on each Reporting Date.

15.3.2	Each Fleet Report shall be substantially in the form set out in Schedule 9 (Form of Fleet Report).

15.4	Issuer Cash Management Reports

The Issuer Cash Manager shall, in respect of the immediately preceding Calculation Period, on or prior to 5:00 pm (GMT) on the Business Day falling after each Information Date or such other dates or times as reasonably requested in writing by the Transaction Agent (provided that, if so requested, the Issuer Cash Manager shall not be required to provide such report earlier than 2 Business Days following such request) provide the Transaction Agent, the Issuer and the Issuer Security Trustee with a copy to the Central Servicer, an Issuer Cash Management Report.

15.5	Intra-Month Central Servicer Report

15.5.1	The Central Servicer shall provide the Transaction Agent, the FleetCo Security Agent, the Issuer and the Issuer Cash Manager an Intra-Month Central Servicer Report in respect of the immediately preceding Calculation Period on or prior to 2:00 p.m. (CET) 4 Business Days prior to:

(i)	a drawdown of the FleetCo Advance, in each case, for a drawdown on a Business Day other than on a Settlement Date (save in respect of a drawdown of one or more FleetCo Advance(s) under a FleetCo Facility Agreement in an amount less than or equal to the outstanding FleetCo Advance(s) under the same FleetCo Facility Agreement that are repaid on the same date); or

(ii)	a proposed withdrawal from any Issuer Account by the Issuer and/or any FleetCo Account by FleetCo in accordance with Clause 4.1.35(v) (Withdrawals from Issuer Transaction Account) or Clause 4.3.43(d)(ii)(B) (Withdrawals from FleetCo Bank Accounts), respectively.

15.5.2	Each Intra-Month Central Servicer Report shall be substantially in the form set out in Part 2 (Form of Intra-Month Central Servicer Report) of Schedule 10 (Form of Central Servicer Report) hereto.

15.6	Designation of Vehicles

For the purposes of the preparation and delivery of a Monthly Central Servicer Report or an Intra-Month Central Servicer Report (as applicable), the relevant FleetCo Servicer may designate:

(a)	Eligible Vehicles in the relevant Country as “Non-Eligible Vehicles”; and

(b)	Non-Eligible Vehicles in the relevant Country as “Eligible Vehicles” only if such Vehicles satisfy all of the eligibility criteria set out in the definition of “Eligible Vehicles”.>>

Schedule 6 – Form of Transfer Documents

Part A – Transfer Agreement

[On the letterhead of the Lender]

To:	[Finco]

[The Borrower]

Dated: [                    ]

Dear Sirs

Avis Budget Italia S.p.A. Fleet Co S.a.p.A. – FleetCo Italian Facility Agreement between,

amongst others, Carfin Finance International Limited as lender (the “Lender”) and Avis

Budget Italia S.p.A. Fleet Co S.a.p.A. as borrower (the “Borrower” dated [                    ] (the

“Agreement”)

We refer to the Agreement and set out below the terms of our proposal (the “Proposal”).

This is a Transfer Agreement. Terms defined in the Agreement have the same meaning in this Transfer Agreement unless given a different meaning in this Transfer Agreement.

This Agreement is made between the Lender and [Avis Finance Company Limited] (“Finco”).

Whereas:

A.	The Lender and the Borrower has entered into the Agreement.

B.	The Lender wishes to transfer and Finco wishes to acquire all (and not part only) of the Lender’s rights, interest and benefits under the Agreement (including, without limitation, any FleetCo Advances which may be outstanding as at the Purchase Date.

It is agreed as follows:

I.	The Lender and Finco agree to the transfer (cessione) of all (and not part only) of the Issuer’s rights, interest and benefits under the Agreement (including, without limitation, any FleetCo Advances which may be outstanding as at the Purchase Date in accordance with Clause 15.5 (Transfer) of the Agreement. The Borrower accepts the transfer set out above.

II.	The proposed Transfer Date is [ ].

III.	Finco confirms to the Lender and the Borrower that it has become entitled to the same rights and that it will assume the same obligations to those Parties as it would have been under if it was the Lender.

IV.	Finco as successor Lender undertakes, therefore, to be bound by the provisions of the Agreement, the Common Terms and the Master Definitions Agreement, and, in particular, to become vested with all the authority, rights, powers, duties and obligations and limitations of rights (including, but not limited to, clause 27.1 (Non-petition) of the Framework Agreement).

V.	The provisions of the Agreement and the Common Terms (including, but not limited to, clause 27.1 (Non-petition) of the Framework Agreement) applicable to the Lender shall apply, mutatis mutandis, to Finco as successor Lender.

VI.	The Lender, Finco and the Borrower confirm that the Agreement will be terminated and of no further effect with respect to the Lender, the Issuer Security Trustee, the FleetCo Security Agent, the Transaction Agent and the Issuer Cash Manager;

VII.	Finco and the Borrower confirm that the Lender, the Issuer Security Trustee, the FleetCo Security Agent, the Transaction Agent and the Issuer Cash Manager will be released and discharged from their obligations under the Agreement (and any corresponding, ancillary or accessory obligations by which it is bound under the other Transaction Documents to which the Lender is a party) provided however that such release shall not affect any liabilities or obligations of the Borrower and Finco as successor Lender vìs-à-vìs each such Party under this Agreement.

VIII.	This Transfer Agreement and any non-contractual obligations arising out of or in connection with it are governed by Italian law. The Courts of Milan shall have jurisdiction in relation to any dispute concerning it.

IX.	This Transfer Agreement has been entered into on the date stated at the beginning of this Transfer Agreement.

If you agree with the Proposal, please reproduce the contents of the Proposal on your letterhead and return it to us duly executed for acceptance.

Yours sincerely

[The Lender]

Part B – Transfer Notice

[On Finco’s letterhead]

To:	[the other Parties to this Agreement]

Date:	[ ]

Dear Sirs

Avis Budget Italia S.p.A. Fleet Co S.a.p.A. – FleetCo Italian Facility Agreement between, amongst others, Carfin Finance International Limited as lender (the “Lender”) and Avis Budget Italia S.p.A. Fleet Co S.a.p.A. as borrower (the “Borrower”) dated [                    ] (the “Agreement”)

1. We refer to the Agreement. This is a Transfer Notice. Terms defined in the Agreement have the same meaning in this Transfer Notice.

2. We hereby deliver to you the Transfer Agreement executed by exchange of correspondence between the Lender, Finco and the Borrower.

3. The effective date of the Transfer shall be [            ].

By:

[Finco]

Signatures

The Lender

SIGNED by a duly authorised attorney of

CARFIN FINANCE INTERNATIONAL LIMITED

By:	/s/ Helena Whitaker
Name:	Helena Whitaker
Title:	Authorised Attorney

The Borrower

AVIS BUDGET ITALIA S.p.A. FLEET CO S.A.p.A.

By:	/s/ Mark Kightley
Director

The Issuer Security Trustee

DEUTSCHE TRUSTEE COMPANY LIMITED

By:	/s/ Nick Rogivue	By:	/s/ Clive Rakestrow
Name:	Nick Rogivue	Name:	Clive Rakestrow
Title:	Associate Director	Title:	Associate Director

The FleetCo Security Agent and Transaction Agent

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Edith Lusson
Name:	Edith Lusson
Title:	Managing Director

The Issuer Cash Manager

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Nick Rogivue
Name:	Nick Rogivue
Title:	Associate Director

By:	/s/ Clive Rakestrow
Name:	Clive Rakestrow
Title:	Associate Director

Finco

AVIS FINANCE COMPANY LIMITED

By:	/s/ Stuart Fillingham
Name:	Stuart Fillingham
Director

By:	/s/ Judith Nicholson
Name:	Judith Nicholson
Director/Secretary